Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206085 on Form S-8 of our report dated March 29, 2016, relating to the financial statements of Amplify Snack Brands, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Amplify Snack Brands, Inc. for the year ended December 31, 2015.

Austin, TX
March 29, 2016